UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 24, 2011
Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Suite A1001-1002, Tower 16, Hengmao Int’l Center Nanchang City, Jiangxi Province, China		330003
(Address of principal executive offices)		(Zip Code)

86-791-6669093
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Based upon the recommendation of the Nominating and Corporate Governance Committee, on February 24, 2011, the Board of Directors of AgFeed Industries, Inc. (the “Company”) appointed Milton P. Webster, III as a member of the Board of Directors of the Company with a term expiring at the 2011 annual meeting of stockholders.

Mr. Webster will serve as a member of the Audit Committee.  He does not have an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Webster will be compensated for services as a director on the same basis as other non-employee directors of the Company, including eligibility to receive stock-based awards as may be approved from time to time by the Board of Directors of the Company.

For additional information, reference is made to the press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On March 1, 2011, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that, as a result of the appointment of Mr. Webster to the Board of Directors and to the Audit Committee, Nasdaq has determined that the Company is now in compliance with Nasdaq Rule 5605(c)(2), which requires the Company’s Audit Committee consist of three directors meeting the independence criteria and having the qualifications set forth in the Nasdaq Rules.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits:

99.1         Press release, dated February 25, 2011, of AgFeed Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: March 2, 2011

	By:	/s/ Edward Pazdro
Edward Pazdro
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated February 25, 2011, of AgFeed Industries, Inc.